As filed with the Securities and Exchange Commission on May 30, 2018

Registration No. 333-195131

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-195131

UNDER

THE SECURITIES ACT OF 1933

La Quinta Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	90-1032961
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

909 Hidden Ridge, Suite 600

Irving, Texas 75038

Telephone: (214) 492-6600

(Address of Principal Executive Offices)

La Quinta Holdings Inc. 2014 Omnibus Incentive Plan

(Full Title of Plans)

Steven A. Meetre

Senior Vice President and Assistant Secretary

La Quinta Holdings Inc.

22 Sylvan Way

Parsippany, New Jersey 07054

(973) 753-6000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) of La Quinta Holdings Inc. (the “Registrant”):

•	Registration Statement No. 333-195131 pertaining to the registration of 6,500,000 shares of common stock, par value $0.02, of the Registrant (as adjusted to reflect the reclassification and combination of the Registrant’s common stock at a ratio of 1-for-2 and to amend the par value of the Registrant’s common stock from $0.01 per share to $0.02 per share, effected by the Registrant on May 30, 2018) issuable under the La Quinta Holdings Inc. 2014 Omnibus Incentive Plan.

On January 17, 2018, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Wyndham Worldwide Corporation, a Delaware corporation (“Wyndham Worldwide”), WHG BB Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Wyndham Worldwide (“Merger Sub”), and the Registrant. On May 30, 2018, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Wyndham Worldwide.

As a result of the Merger, the Registrant has terminated any and all offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities of the Registrant registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, La Quinta Holdings Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on May 30, 2018.

LA QUINTA HOLDINGS INC.

By:	/s/ Steven A. Meetre
Name:	Steven A. Meetre
Title:	Senior Vice President and Assistant Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.